Exhibit 99.1

FOR INFORMATION CONTACT:

Chad C. Braun (cbraun@amreit.com)

AmREIT (713) 850-1400

AmREIT, Inc. Announces Results of Special Meeting of Stockholders

and Declares Pro-Rated First Quarter Dividend

HOUSTON, January 29, 2015 – AmREIT, Inc., a Houston based real estate company that has elected to be taxed as a real estate investment trust, announced the results of its Special Meeting of Stockholders held today at 10:00 a.m. central time.

The Company’s stockholders approved all of the proposals presented at the special meeting, which are described in detail in the Company’s definitive proxy statement that was filed with the Securities and Exchange Commission (SEC) on December 22, 2014, as supplemented by a supplemental proxy statement, filed with the SEC on January 12, 2015. Holders of 13,032,861 shares of the Company’s outstanding common stock were present in person or represented by proxy at the special meeting.

The following are the voting results with respect to the proposals submitted to the Company’s stockholders at the special meeting:

Proposal 1: To approve the merger of AmREIT, with and into Saturn Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”), with Merger Sub as the surviving entity, pursuant to the Agreement and Plan of Merger, dated as of October 31, 2014, by and among Edens Investment Trust, a Maryland statutory trust, Edens Limited Partnership, a Delaware limited partnership, Merger Sub and AmREIT, as such agreement may be amended from time to time, and as more fully described in the proxy statement (the “Merger Agreement”) and the other transactions contemplated by the Merger Agreement:

For	Against	Withheld	Broker Non Vote

12,844,837	129,779	58,245	—

Proposal 2: To approve, by advisory (and non-binding) vote, of the “golden parachute” compensation that our named executive officers will or may receive in connection with the merger:

For	Against	Withheld	Broker Non Vote

10,644,728	2,256,025	132,108	—

AmREIT currently anticipates that the merger of AmREIT with and into Merger Sub will close on or after February 18, 2015 and prior to February 24, 2015.

AmREIT also announced today that its Board of Directors has declared a pro-rated quarterly cash dividend of $0.10 per share. The dividend will be paid on February 18, 2015 to all common stockholders of record at the close of business on February 17, 2015.

About AmREIT, Inc.

AmREIT, The Irreplaceable Corner™ Company, is an equity real estate investment trust that specializes in the acquisition, operation, redevelopment, and vertical densification of retail and mixed-use properties located in highly affluent, urban submarkets. The company’s existing properties are strategically concentrated in five of the top metropolitan markets in the southern U.S.: Houston, Dallas, San Antonio, Austin and Atlanta. The company is internally-advised and fully integrated with significant local market experience and relationships. AmREIT’s portfolio was 95.4% leased as of September 30, 2014, and its top five tenants include Kroger, CVS/Pharmacy, Landry’s, H-E-B, and Safeway. AmREIT also has preferential access to a substantial acquisition pipeline through its value-add joint ventures, which often include major institutional investors who partner with the company as local experts. For more information, please visit www.amreit.com

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